Exhibit 99.1

NEWS RELEASE

Dynatronics Announces Fourth Quarter
and Full Fiscal Year 2017 Results

Cottonwood Heights, Utah (September 27, 2017) – Dynatronics Corporation (NASDAQ:DYNT) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2017.  "Fiscal 2017 has been an exciting year for Dynatronics as we executed on the acquisition element of our strategic plan and achieved organic growth in our legacy operations," stated Kelvyn H. Cullimore Jr., Chairman and CEO of Dynatronics Corporation.  "With the successful purchase and integration of Hausmann Industries in our fourth quarter, and the announcement today of our acquisition of Bird & Cronin, Inc., we continue to demonstrate our ability to grow by acquiring profitable operations while simultaneously increasing the legacy business.  The combination of Hausmann and Bird & Cronin with the legacy Dynatronics business significantly strengthens our competitive position and enhances our ability to further implement our growth strategy."
For the year ended June 30, 2017, net sales increased 17.6 percent to $35.8 million, compared to $30.4 million for fiscal year 2016.  Gross profit for the year increased 11.1 percent to $11.5 million representing 32.2 percent of sales, compared to 34.0 percent of sales for the year ended June 30, 2016.  The acquisition of substantially all of the assets of Hausmann during the fourth quarter contributed to the increases in net sales and gross profits.  The Hausmann operations accounted for $3.8 million of the sales increase and $1.1 million of the gross profit increase during both the quarter and year ended June 30, 2017.  The Hausmann operation sells primarily to third-party dealers and generates a slightly lower gross margin percentage than historically reported by Dynatronics, but also incurs lower selling costs.
"Not only did Hausmann contribute significant revenue and gross profit, but sales of our legacy business operations also increased $1.5 million or 5.0% for fiscal year 2017 compared to fiscal year 2016," said Jeff Gephart, Senior VP of Sales and Marketing at Dynatronics.  "Much of our organic growth came in long-term care markets where we have increased sales and marketing efforts."
Net sales for the quarter ended June 30, 2017 increased 37.3 percent to $11.2 million, compared to $8.1 million in the same period of the prior year.  The year-over-year increase was driven by the acquisition of Hausmann, which contributed $3.8 million in net sales for the quarter.  Legacy business sales were down approximately $775,000 for the quarter, mostly attributable to temporary weakness in demand for the Company's therapeutic modality product lines.  Gross profit for the quarter increased 9.7 percent, representing 26.3 percent of sales, compared to 33.0 percent of sales for the quarter ended June 30, 2016.  Two primary factors that affected gross margin in the quarter were: (1) a $315,000 addition to inventory reserves booked in the quarter related to deemed obsolescence; and (2) the addition of net sales from the Hausmann acquisition that carried gross profit margin of 28 percent in the quarter ended June 30, 2017.
"The first quarter of combined operations with Hausmann was successful on multiple fronts," reported Gephart.  "We sent a strong message to the market that we are committed to the physical therapy and athletic training spaces, and that we are willing and able to acquire quality companies.  We expect to see continued sales growth as we execute our sales and marketing strategies and leverage Hausmann's dealer network."
Net loss for the quarter ended June 30, 2017 was approximately $730,000, which included a $315,000 addition to inventory reserves, and $150,000 of transaction expenses related to the Hausmann acquisition.  Net loss for the quarter ended June 30, 2016 was approximately $1.1 million, which included severance expense of approximately $770,000, and an addition to inventory reserves of $150,000.
Net loss applicable to common stockholders for the quarter ended June 30, 2017 was $2.5 million, compared to a loss of $1.2 million for the quarter ended June 30, 2016.  The following charges contributed significantly to the net loss applicable to common stockholders in the quarter ended June 30, 2017: (1) non-cash deemed dividend associated with a beneficial conversion feature of $1.6 million on preferred stock; and (2) non-cash dividends of approximately $195,000 paid to holders of preferred stock.  The quarter ended June 30, 2016 included a non-cash dividend of $99,000 paid to holders of preferred stock.

Net loss for the year ended June 30, 2017 was $1.9 million, which included transaction costs related to M&A activity of approximately $675,000, and $315,000 addition to inventory reserves.  Net loss for the year ended June 30, 2016 was also $1.9 million, which included a severance expense of approximately $770,000, and an addition to inventory reserves of $150,000.
Net loss applicable to common stockholders for the year ended June 30, 2017 was $4.3 million, compared to $2.3 million for the year ended June 30, 2016.  Material factors affecting increase in the net loss applicable to common stockholders in fiscal year 2017 include $1.9 million in non-cash deemed dividend associated with a beneficial conversion feature in connection with the issuance of convertible preferred stock, and approximately $480,000 in preferred stock dividends.  A similar factor that affected the net loss applicable to common stockholders in fiscal year 2016 was preferred stock dividends of approximately $370,000.
"The acquisitions of Hausmann and Bird & Cronin, combined with the management enhancements completed during the past two years, have established a more solid foundation for executing our strategic plan," noted Cullimore.  "The Company's key objectives in the coming year are as follows:
•
Strengthen Domestic Distribution – Continue to grow organically by expanding our U.S. geographic presence and improving market penetration within physical therapy, athletic training, orthopedic, sports medicine, and long-term care markets;

•	Enhance Product Offering – Generate higher sales and improved gross margins by enhancing our product portfolio and introducing additional quality products.; and
•
Make Strategic Acquisitions – Continue to pursue accretive acquisitions that expand our product offering, strengthen domestic distribution, leverage our corporate infrastructure, and increase profits and cash flow."

Dynatronics has scheduled a conference call for investors on September 27, 2017, at 8:30 AM ET.  Those wishing to participate should call (800) 239-9838 and use the passcode 1065223.
The following is a summary of the financial results as of June 30, 2017 and 2016, and for the quarter and full fiscal year then ended:

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

Balance Sheet Highlights
In thousands, except per share amounts

About Dynatronics Corporation
Dynatronics designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, as well as other rehabilitation and therapy products and supplies.  Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, and other medical professionals and institutions.  More information is available at www.dynatronics.com.
Safe Harbor Notification
This press release contains forward-looking statements.  Those statements include references to the company's expectations and similar statements.  Forward-looking statements in this press release include statements regarding expansion into new markets.  Actual results may vary from the views expressed in the forward-looking statements contained in this release.  The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com